Exhibit 99.1

Investor Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact:	Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Communities Announces Commencement of

Tender Offer and Consent Solicitation for its

Outstanding 10 5/8% Senior Subordinated Notes Due 2011 and

New $300 Million Senior Unsecured Term Loan Facility

Bonita Springs, FL (December 2, 2005)—WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today announced it has commenced a cash tender offer and consent solicitation for any and all of its outstanding 10 5/8% Senior Subordinated Notes due 2011 (the “Notes”). Terms and conditions for the tender offer and consent solicitation are included in the company’s Offer to Purchase and Consent Solicitation Statement, dated December 2, 2005 (the “Offer”), and the accompanying Consent and Letter of Transmittal. The aggregate outstanding principal amount of the Notes is approximately $298 million. The tender offer will expire at 11:59 p.m. EST on December 30, 2005 (the “Expiration Time”), unless extended or terminated earlier by the company.

The company also announced that it expects to enter into a new $300 million senior unsecured term loan facility, the proceeds of which the company expects to use primarily to repurchase the Notes to the extent tendered in the offer. KeyBanc Capital Markets and Wachovia Securities will act as joint lead arrangers and KeyBanc Capital Markets will be the Sole Book Runner in the origination of the new term loan.

The total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be the price determined on December 15, 2005 at 2:00 p.m. EST using the present value on the early payment date of the sum of $1,053.13 and all future interest payments through February 15, 2006 minus accrued and unpaid interest from the last date on which interest has been paid up to, but not including, the early payment date. The present value will be determined using the bid yield to maturity of the 5.625% U.S. Treasury Note due February 15, 2006, plus a fixed spread of 50 basis points. The total consideration for each Note tendered includes a consent payment of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents prior to 5:00 p.m., EST, on December 15, 2005 (the “Consent Payment Deadline”). Holders who tender their Notes after the Consent Payment Deadline will not receive the consent payment. Holders who properly tender and whose Notes are accepted for purchase also will be paid accrued and unpaid interest up to, but not including, the applicable payment date. The company expects to pay the total consideration for Notes validly tendered by the Consent Payment Deadline shortly after the conditions to payment are satisfied (including the closing of the new senior unsecured facility). Payment of the tender offer consideration (which will not include the consent payment) for Notes validly tendered in the tender offer after the Consent Payment Deadline will be made promptly after the expiration of the tender offer.

In conjunction with the tender offer, the company is soliciting the consents of the holders of the Notes to eliminate substantially all of the restrictive covenants and certain events of default and related provisions in the indenture under which the Notes were issued. Holders who tender their Notes must consent to the proposed amendments. Tendered Notes may not be withdrawn and consents may not be revoked after the company receives consents from holders of a majority in aggregate principal amount of outstanding Notes and a supplemental indenture reflecting the proposed amendments has been executed.

The company’s tender offer and consent solicitation is conditioned on:

•	consummation of the company’s new $300 million senior unsecured term loan facility to provide the financing necessary to complete the offer and related transactions;

•	receipt of consents of holders of a majority in aggregate principal amount of outstanding Notes not owned by the company or any of its affiliates with respect to certain of the proposed amendments to the indenture and execution of a supplemental indenture providing for such amendments; and

•	certain other customary conditions.

The company may waive some or all of these conditions in its sole discretion.

The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the offer documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the company. This press release also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

Wachovia Securities is acting as Sole Dealer Manager for the Offer and Solicitation and can be contacted at (704) 715-8341, or toll free at (866) 309-6316. Georgeson Shareholder Communications Inc., the Information Agent for the Offer and Solicitation, can be contacted at (212) 440-9800 (collect) or toll free at (866) 729-6814. The Bank of New York Trust Company, N.A. is the Depositary for the Offer and Solicitation and can be contacted at (212) 815-5920. Copies of the offer documents and other related documents may be obtained from the Information Agent.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in Florida and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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For more information about WCI and its residential communities visit

www.wcicommunities.com